Exhibit 99.2
RXi Pharmaceuticals Prices $8.1 Million Public Offering of Common Stock and Warrants
WORCESTER, Mass., March 1, 2011 (BUSINESS WIRE) — RXi Pharmaceuticals Corporation (Nasdaq: RXII) today announced that it has priced an underwritten public offering of 6,000,000 units at a price to the public of $1.35 per unit for gross proceeds of $8.1 million. Each unit consists of (i) one share of common stock, (ii) a thirteen-month warrant to purchase 0.50 of a share of common stock at an exercise of $1.70 per share and (iii) a five-year warrant to purchase 0.50 of a share of common stock at an exercise price of $1.87 per share. The shares of common stock and warrants are immediately separable and will be issued separately such that no units will be issued. Net proceeds, after estimated underwriting discount and other estimated fees and expenses payable by RXi, and assuming the warrants are not exercised, will be approximately $7.3 million. The net proceeds from the offering will be used for general corporate purposes. The offering is expected to close on or about March 4, 2011, subject to satisfaction of customary closing conditions.
Lazard Capital Markets LLC is acting as the sole book-running manager for the offering and ROTH Capital Partners, LLC is acting as co-manager.
The securities described above are being offered by RXi Pharmaceuticals pursuant to a shelf registration statement on Form S-3, together with a base prospectus, previously filed and declared effective by the Securities and Exchange Commission (SEC). The securities may be offered only by means of a prospectus. A preliminary prospectus supplement related to the offering was filed with the SEC on February 28, 2011 and a final prospectus supplement related to the offering will be filed with the SEC today. Copies of the final prospectus supplement, when available, may be obtained from Lazard Capital Markets LLC, 30 Rockefeller Plaza, 60th Floor, New York, NY 10020 or via telephone at (800) 542-0970 or from ROTH Capital Partners, LLC, Attention: Prospectus Department, 24 Corporate Plaza Drive, Newport Beach, CA 92660 or via telephone at (800) 678-9147.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy any securities of RXi Pharmaceuticals Corporation, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.
About RXi Pharmaceuticals Corporation
RXi Pharmaceuticals is a recognized leader in RNAi-based therapeutics with a comprehensive platform that includes both RNA interference (RNAi) compounds and delivery technologies. The company is leveraging this broad and integrated platform to build a pipeline of RNAi therapeutic candidates for the treatment of a number of disease areas, including its core focus of developing treatments for dermal anti-scarring and retinal disorders as well as a continued interest in oncology and indications accessible by spinal cord delivery. RXi Pharmaceuticals believes it is well positioned to compete successfully in the RNAi therapeutics market based on the strength of its next generation RNAi platform, experienced management team, accomplished Scientific Advisory Board, including Nobel Laureate, Dr. Craig Mello, and its broad intellectual property position in RNAi chemistry and delivery. http://www.rxipharma.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the offering. These forward-looking statements involve significant risks, uncertainties and assumptions, including the risk that the offering does not close. RXi Pharmaceuticals Corporation does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release.
SOURCE: RXi Pharmaceuticals Corporation
RXi Pharmaceuticals
Donna Falcetti, 508-929-3615
ir@rxipharma.com
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Investors
S. A. Noonan Communications
Susan Noonan, 212-966-3650
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Eric Goldman, 917-322-2563
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